UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2010

ORION MARINE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-33891	26-0097459
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12000 Aerospace Suite 300
Houston, Texas  77034
(Address of principal executive offices)

(713) 852-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁯           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⁯	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⁯	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry Into A Material Definitive Agreement

Item 1.02	Termination of a Material Definitive Agreement

Item 8.01	Other Events

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 1.01                      Entry Into a Material Definitive Agreement

On June 29, 2010, Orion Marine Group, Inc. (the “Company”, or the “Borrower”) entered into a credit agreement with Wells Fargo Bank, National Association, as administrative agent, and Wells Fargo Securities, LLC as sole lead arranger and bookrunner; and the lenders from time to time as party thereto.

The Credit Agreement provides for borrowings of up to $75,000,000 under revolving and swingline loans (as defined in the Credit Agreement) with a $20,000,000 sublimit for the issuance of letters of credit.  An additional $25 million is available under the facility subject to the lenders’ discretion (together, the “Credit Facility”).  The Credit Facility matures on June 30, 2013, and is guaranteed by the subsidiaries of the Borrower.  The Credit Facility may be used to finance working capital, repay indebtedness, fund acquisitions, and other general corporate purposes.

Revolving loans may be designated as ABR Loans or Eurodollar Loans, at the Company’s request, and may be made in integrals of $500,000, in the case of an ABR Loan, or $1,000,000 in the case of a Eurodollar Loan.   Swingline loans may only be designated as ABR Loans, and may be made in amounts equal to integral multiples of $100,000.  The Company may convert, change or modify such designations from time to time.  Interest is computed based on the designation of the Loans, and bear interest at either a prime-based interest rate or a LIBO-based interest rate.  Principal balances drawn under the Credit Facility may be prepaid at any time, in whole or in part, without premium or penalty.  Amounts repaid under the Credit Facility may be re-borrowed.

The Credit Facility contains certain restrictive financial covenants that are usual and customary for similar transactions, including;
•	A Fixed Charge Coverage Ratio of not less than 1.50 to 1.00 at all times;
•	A Leverage Ratio of not greater than 2.50 to 1.00 at all times;
•
A minimum Net Worth of not less than $180 million on the effective date, and at the end of each fiscal quarter thereafter, minimum net worth required as of the end of the immediately preceding fiscal quarter plus 50% of the Borrower’s and its subsidiaries consolidated net income for that quarter, plus 75% of all issuances of equity interests by Borrower during that quarter.

In addition, the Credit Facility contains events of default that are usual and customary for similar transactions, including non-payment of principal, interest or fees; inaccuracy of representations and warranties; violation of covenants; bankruptcy and insolvency events; and events constituting a change of control.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing summary and description is not complete and is qualified in its entirety by reference to the agreements governing the Credit Facility.

Item 1.02                      Termination of a Material Definitive Agreement

The Credit Agreement as described in Item 1.01, replaces the Company’s existing credit agreement with Amegy Bank, dated July 10, 2007, as amended (the “Existing Credit Facility”).  The existing credit facility had provided the Company with a revolving line of credit of up to $8.5 million, as well as an accordion facility of up to $15 million, at the lender’s discretion, and was set to expire on September 30, 2010.  No borrowings were outstanding on the Existing Credit Facility upon its termination.

Item 8.01	Other Events

The Company issued a press release on July 1, 2010 announcing entry into the Credit Agreement.  A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits
10.1           Credit Agreement, dated as of June 29, 2010, among Orion Marine Group, Inc., as Borrower, Wells Fargo Bank, National Association, as administrative agent, and Wells Fargo Securities, LLC as sole lead arranger and bookrunner; and the lenders from time to time as party thereto.
99.1    Press release dated July 1, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orion Marine Group, Inc.
Dated: July 1, 2010	By:	/s/ Mark R. Stauffer
Executive Vice President and Chief Financial Officer